UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MOTIENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Motient Corporation

300 Knightsbridge Parkway, 4th Floor

Lincolnshire, IL  60069

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Motient Corporation to be held at 10:00 a.m., local time, on June 15, 2005 at our corporate headquarters, 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069.

The formal notice of the annual meeting and proxy statement are attached to this letter.  This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

Even if you are unable to attend the meeting in person, it is important that your shares be represented.  Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card.  You may revoke your proxy at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with the Secretary of the Company, or by voting in person at the meeting.

Sincerely,

/s/ Steven G. Singer
Steven G. Singer
Chairman of the Board

Motient Corporation

300 Knightsbridge Parkway, 4th Floor

Lincolnshire, Illinois  60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2005 annual meeting of stockholders of Motient Corporation (“Motient” or the “Company”) will be held at 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069, on June 15, 2005, at 10:00 a.m., local time.  At the meeting, stockholders will act on the following matters:

1.             Election of seven directors;

2.             Ratify the appointment of Friedman LLP as independent auditors for the Company for the fiscal year ending December 31, 2005;

3.             Consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of authorized common stock of the Company from 100,000,000 shares to 200,000,000; and

4.             Any other matters that properly come before the meeting or any postponements or adjournments thereof.

Holders of record of Motient’s common stock at the close of business on May 2, 2005 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.  A list of such stockholders will be available at the Company’s headquarters, 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069, for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

Please date, sign and complete the enclosed proxy and return it without delay, even if you plan to attend the annual meeting, in the enclosed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors,

/s/ Robert L. Macklin
Robert L. Macklin
Secretary

Lincolnshire, IL
April 11, 2005

Motient Corporation

300 Knightsbridge Parkway, 4th Floor

Lincolnshire, Illinois  60069

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at the 2005 annual meeting of stockholders of Motient Corporation (“we,” “us,” or the “Company”) to be held on June 15, 2005, beginning at 10:00 a.m., local time, at 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069 and at any postponements or adjournments thereof.  This proxy statement and the enclosed proxy are first being mailed to the Company’s stockholders on or about May 6, 2005.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies.

Management expects that the only matters to be presented for action at the meeting will be the election of directors, the ratification of Friedman LLP as independent auditors and the proposal to increase the authorized common stock of the Company from 100,000,000 to 200,000,000.

At the close of business on May 2, 2005, the record date for determining the stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote [      ]shares of the Company’s common stock, par value $.01 per share.  Each share of common stock entitles the holder to one vote on all matters presented at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in the accompanying notice of meeting, including the election of seven directors, the ratification of Friedman LLP as our independent auditors and the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation.  In addition, our management will report on the performance of the Company during fiscal 2004 and the first quarter of 2005 and respond to questions from stockholders.

Who is entitled to vote?

Only holders of record of the Company’s common stock at the close of business on the record date, May 2, 2005, are entitled to receive notice of and to vote at the meeting, or any postponements or adjournments of the meeting.  Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock of the Company issued and outstanding on the record date and entitled to vote at the annual meeting will constitute a quorum.  A quorum is required for business to be conducted at the meeting.  As of May 2, 2005, [      ] shares of common stock of the Company were outstanding and entitled to vote.  If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered for purposes of determining the presence of a quorum at the annual meeting.  However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is treated the same as an abstention.  Broker non-votes, which are described below, will also be counted for purposes of determining the presence of a quorum at the annual meeting.

How do I vote?

Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card.  If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR proposals 1, 2 and 3.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting.  Regardless of the way in which you submitted your original proxy, you may change it by:

(1)       Returning a later-dated, signed proxy card;

(2)       Delivering a written notice of revocation to EquiServe Trust Co, N.A., P.O. Box 43069, Providence, RI 02940-3069; or

(3)       Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

FOR the election of the seven persons nominated to serve as directors (see Proposal 1);

FOR ratification of Friedman LLP as our independent auditors (see Proposal 2); and

FOR approval of the proposed amendment to the Company’s Restated Certificate of Incorporation (see Proposal 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of the nominees as directors.  A “WITHHELD” vote will not affect the election of the nominees as directors.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to ratify Friedman LLP as our independent auditors.  A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted on this proposal, although it will be counted for purposes of determining the number of shares present or represented by proxy at the annual meeting and entitled to vote.  Accordingly, an abstention will have the effect of a negative vote on the proposal to ratify Friedman LLP as our independent auditors.

Assuming the presence of a quorum, the affirmation vote of the holders of a majority of the shares of common stock present in present or represented by proxy at the annual meeting and entitled to vote is required for the approval of the amendment to the Company’s Restated Certificate of Incorporation.

Broker-dealers who hold their customer’s shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules typically include the election of directors.  Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares.  Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes.  Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters.  Assuming the presence of a quorum, broker non-votes will not affect whether the proposal to elect the nominees as directors and the proposal to ratify Friedman LLP as our independent auditors are approved at the annual meeting.

Who will count the vote?

Myrna J. Newman, Controller of the Company and Robert L. Macklin, Secretary of the Company, will count the votes and act as the inspectors of election at the annual meeting.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of common stock that the Company’s stock transfer records indicate that you hold.  If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card.  To ensure that all your shares are voted, sign and return all proxy cards.  We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at 877-282-1168.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the 2005 annual meeting other than the proposals described in this proxy statement.  If any other business is properly presented at the annual meeting, your proxy gives authority to Christopher Downie, COO of the Company and Dennis Matheson, Senior Vice President of the Company to vote on such matters at their discretion.

How much did this proxy solicitation cost?

We estimate the costs of this proxy solicitation to be approximately $30,000.  This amount does not include costs associated with our reimbursement of brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Proxies will be solicited by mail, telephone, or other means of communication.  Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes may also solicit proxies.  None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties.  Motient will pay the cost of the proxy solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the accompanying notes set forth certain information, as of March 15, 2005 (or any other date that is indicated) concerning the beneficial ownership of Motient’s common stock by (i) each person who is known by Motient to own beneficially more than five percent of Motient’s common stock, (ii) each director and nominee for director, (iii) each executive officer named in the summary compensation table and (iv) all directors and executive officers as a group.  Except as otherwise indicated, each person listed in the table has informed Motient that such person has sole voting and investment power with respect to such person’s shares of common stock and record and beneficial ownership with respect to such person’s shares of common stock.

Name and Address of Beneficial Owner (1)	Number of Shares (2)	% of Class (2)

Highland Capital Management, L.P. (3) 13445 Noel Road Suite 3300 Dallas, TX 75240	6,042,702	9.3%

Paul Tudor Jones, II (4) c/o Tudor Investment Corporation 1275 King St. Greenwich, CT 06831	4,378,944	8.6%

George W. Haywood (5) c/o Cronin & Vris, LLP 380 Madison Avenue 24th Floor New York, NY 10017	5,804,500	9.0%

James G. Dinan (6) York Capital Management & Affiliates 350 Park Avenue 4th Floor New York, NY 10022	3,574,559	5.5%

Rajendra Singh (7) Telcom Ventrues, L.L.C. 201 N. Union St. Suite 360 Alexandria, VA 22314	8,801,888	13.6%

Directors and Executive Officers:
Dennis W. Matheson	40,000	*
Christopher W. Downie (9)	101,160	*
Deborah L. Peterson	11,733	*
Richard V. Crawford	0
Robert L. Macklin (8)	14,208	*
Myrna Newman (8)	2,500	*
Barry A. Williamson	0	*
Gerald S. Kittner (8)	18,814	*
Steven G. Singer (8)	32,517	*
Jonelle St. John (8)	21,114	*
Raymond L. Steele (8)	11,800	*
James D. Dondero (3)	6,042,702	9.3%
All directors and named executive officers as a group (13 persons)	6,384,748	9.9%

*    Less than 1% of the outstanding shares.

(1) Unless otherwise indicated, the address of the directors and executive officers is in the care of Motient Corporation, 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069.

(2)  The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.  The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  As used in this report, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

(3)  Indirect ownership consists of shares of common stock held by a filing group consisting of Highland Capital Management, L.P. (“Highland Capital”); Strand Advisors, Inc. (“Strand”); Highland Crusader Offshore Partners, L.P. (“Crusader”); Prospect Street High Income Portfolio, Inc. (“PHY”); Prospect Shares Income Shares, Inc. (“CNN”); Highland Legacy Limited (“Legacy”); PAMCO Cayman, Limited (“PAMCO”); Highland Equity Focus Fund, L.P. (“Equity Focus”); Highland Equity Fund, L.P. (“Equity Fund”) and James D. Dondero. Highland Capital is the general partner of Crusader, Equity Fund and Equity Focus, and the investment advisor for PHY, CNN, Legacy and PAMCO. Strand is the general partner of Highland Capital. Mr. Dondero is the President of Highland Capital and the President and a director of Strand. The amount also includes warrants for the purchase of 825,000 additional shares, which may never vest.  Highland Capital, Strand and Mr. Dondero expressly disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

(4)  The shares of common stock reported herein as beneficially owned are owned directly by Tudor Proprietary Trading, L.L.C., The Altar Rock Fund, L.P., The Raptor Global Portfolio, Ltd., and The Tudor BVI Global Portfolio Ltd. Because Tudor Investment Corporation is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, Tudor Investment Corporation may be deemed beneficially to own the shares of Common Stock owned by each.  Tudor Investment Corporation expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, Mr. Jones may be deemed beneficially to own the shares of Common Stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Jones expressly disclaims such beneficial ownership.

(5)  Does not includes 130,000 shares owned by Mr. Haywood’s spouse and children.

(6)  James G.  Dinan beneficially owns the 2,276,445 shares of our common stock, which includes shares owned by various funds and accounts over which Mr. Dinan has discretionary investment authority.  Mr. Dinan is the senior managing member and holder of a controlling interest in Dinan Management, L.L.C., York

Select Domestic Holdings, LLC, York Select Offshore Holdings, LLC, York Offshore Holdings L.L.C. and York Distressed Domestic Holdings, LLC.  Mr. Dinan is also a director and holder of a controlling interest in York Offshore Holdings, Limited.  York Offshore Holdings is the investment manager of York Investment.  Dinan Management is the general partner of York Capital Management.  York Select Domestic Holdings is the general partner of York Select.  York Select Offshore Holdings is the investment manager of York Select Unit Trust. York Distressed Domestic Holdings is the investment manager of York Distressed Opportunities Fund.  York Offshore Holdings is the investment manager of York Offshore Investors.  Mr. Dinan is the president and sole stockholder of JGD Management Corp., which manages the other funds and accounts that hold our common stock over which Mr. Dinan has discretionary investment authority.

(7)  307,042 of the shares listed are shares underlying warrants to purchase common stock which may never vest. Includes 2,046,951 shares and 153,521 shares underlying warrants to purchase common stock that are held by Dr. Sigh’s wife, Neera Singh.  Includes: 4,093,902 shares of Motient common stock and 307,042 shares of underlying warrants held by two irrevocable educational trusts established for the benefit of Dr. Singh’s children.  Mrs. Singh is one of the co-trustees of each trust. Dr. and Mrs. Singh disclaim any beneficial ownership of such shares to the extent allowable by law.

(8)  Includes shares underlying stock options that are fully vested and exercisable.

(9) Comprised of shares underlying options and a warrant that are fully vested and exercisable.

ELECTION OF DIRECTORS

(Proposal 1)

Motient’s Amended and Restated Bylaws allow for the Board of Directors to fix the number of directors, and Motient’s Board of Directors currently consists of six members.  All of the current members of the Board of Directors have been nominated for election to the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Approval of the nominees requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of the nominees.  It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the seven nominees listed below.  If for any reason any nominee should not be available for election or able to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may designate.  It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board of Directors recommends that stockholders vote “FOR” the election of the seven persons nominated to serve as directors.

The following table sets forth, for each nominee for election as a director, his name, title, age and the year in which he first became a director of the Company.  The nominees have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to Motient.

Name	Title	Age	Began Service

Steven G. Singer	Director, Chairman	43	2002
Gerald S. Kittner	Director	52	2002
Barry A. Williamson	Director	47	2005
Jonelle St. John	Director	50	2000
James D. Dondero	Director	42	2002
Raymond L. Steele	Director	69	2004
C. Gerald Goldsmith	Director	77	2005

Steven G. Singer.  Mr. Singer has been a Motient director since May 2002 and chairman of the Board since June 2003.  Since November 2000, Mr. Singer has served as chairman and chief executive officer of American Banknote Corporation, a public company providing documents of value (such as currency, checks, passports, and credit cards) and related services.  American Banknote filed for protection under Chapter 11 of the Bankruptcy Code in January 2005.  Since 1994, Mr. Singer has also been chairman and chief executive officer of Pure 1 Systems, a privately held drinking water treatment company.  From 1994 to 2000, Mr. Singer was executive vice president and chief operating officer of Romulus Holdings, Inc., a family-owned investment fund.  Mr. Singer also currently serves as the non-executive chairman of Globix Corporation, a public company.

Gerald S. Kittner.  Mr. Kittner has been a Motient director since May 2002.  Since October 2001, Mr. Kittner has been an advisor and consultant for CTA.  From 1996 to 1999, Mr. Kittner was a senior vice president for legislative and regulatory affairs with CAI Wireless Systems. When CAI Wireless Systems was acquired by WorldCom, Inc. (then MCI) in 1999, Mr. Kittner remained with WorldCom as a senior vice president for approximately one year.  From 1996 to 2000, Mr. Kittner served on the Board of Directors of the Wireless Communications Association, and was a member of its executive and government affairs committees.  Previously, Mr. Kittner was a partner with the law firm Arter & Hadden and worked with a variety of telecommunications clients.

Mr. Kittner was involved with CAI Wireless Systems, Inc. when it filed for protection under Chapter 11 of the Bankruptcy Code in 1998.  During all relevant time periods relating to the Chapter 11 proceeding captioned In re CAI Wireless Systems, Inc., Debtor, Chapter 11 Case No. 98-1766 (JJF) and In re Philadelphia Choice Television, Inc., Debtor, Chapter 11 Case No. 98-1765 (JJF), commenced in the United States Bankruptcy Court for the District of Delaware on July 30, 1998, Mr. Kittner was a senior vice president of CAI Wireless Systems. CAI Wireless Systems and Philadelphia Choice Television consummated their joint plan of reorganization and emerged from bankruptcy on October 14, 1998.

Barry A. Williamson.  Mr. Williamson became a Director in March 2005. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Railroad Commission’s Chairman in 1995. During the late 1980’s and early 1990’s, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. During the 1980’s, Mr. Williamson served under the Reagan administration as a principal advisor to the U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, smith, Dyer and Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson serves on the Board of Directors of Tejas Incorporated, a publicly traded brokerage and investment banking company, and SPACEHAB, Incorporation, a publicly traded commercial and government space services company.  Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982.

Jonelle St. John.  Ms. St. John has been a Motient director since November 2000.  Ms. St. John was the chief financial officer of MCI WorldCom International in London from 1998 through 2000 following her positions as the treasurer of MCI Communications Corporation from 1993 to 1998.  Prior to working with WorldCom, Ms. St. John was the vice president and treasurer and the vice president and controller of Telecom*USA, which she joined in 1985.  Before 1985, Ms. St. John held various positions at Arthur Andersen LLP.

Ms. St. John was a director of Motient at the time it filed for Chapter 11 protection.  Information regarding Motient’s filing under Chapter 11 of the Bankruptcy Code is provided in “Business – Motient’s Chapter 11 Filing,” and is incorporated herein by reference.

James D. Dondero.  Mr. Dondero has been a Motient director since July 2002.  Mr. Dondero has been president of Highland Capital Management, L.P. since 1993.  Mr. Dondero is also a director of Audio Visual Services Corp., Genesis Health Ventures, Inc. and American Banknote Corporation, all of which are public companies.

Raymond L. Steele.  Mr. Steele was elected to the Board of Directors in May 2004.  Mr. Steele has been a director of Globix since June 2003, and is also a member of the Board of Directors of Dualstar Technologies Corporation and American Banknote Corporation. From August 1997 until October 2000, Mr. Steele served as a Board member of Video Services Corp. Prior to his retirement, Mr. Steele held various senior positions such as Executive Vice President of Pacholder Associates, Inc. (from August 1990 until September 1993), Executive Advisor at the Nickert Group (from 1989 through 1990), and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank (from 1984 through 1988).

C. Gerald Goldsmith.  Mr. Goldsmith has been an independent investor and financial advisor since 1976. He is currently a director of American Banknote Inc. and Plymouth Rubber Co., and he is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School.

Shareholders that wish to send communications directly to Board members may do so care of Motient’s General Counsel, 300 Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069.  Motient will forward all communications so received to the Board member indicated.

Executive Officers

The following table sets forth the name, title and age of each executive officer of the Company, including the year in which such person became an officer of the Company.  The executive officers have furnished the information set forth below and elsewhere in this proxy statement concerning them and their security holdings to Motient.

Name	Title	Age	Began Service

Christopher W. Downie	Executive Vice President, Chief Operating Officer and Treasurer	35	2003
Dennis W. Matheson	Senior Vice President and Chief Technology Officer	44	1993
Deborah L. Peterson	Vice President, Systems Engineering and Solutions	49	1992
Richard V. Crawford	Vice President, Network Engineering	48	1991
Robert L. Macklin	General Counsel and Secretary	30	2003
Myrna J. Newman	Controller and Chief Accounting Officer	48	2003

Christopher W. Downie.  Mr. Downie was appointed executive vice president, chief operating officer and treasurer in May 2004.  From March 2004 to May 2004, Mr. Downie was appointed to the position of executive vice president, chief financial officer and treasurer, and designated our principal executive officer.  From April 2003 to March 2004, he served as vice president, chief financial officer and treasurer.  From May 2002 to April 2003, Mr. Downie worked as a consultant for CTA, a communications consulting firm.  While with CTA, Mr. Downie was primarily engaged on Motient-related and other telecom-related matters.  From February 2000 to May 2002, Mr. Downie served as senior vice president and chief financial officer of BroadStreet Communications, Inc. From August 1993 to February 2000, Mr. Downie was a vice president in the Investment Banking Division of Daniels & Associates, LP, an investment bank focused on communications.  From 1991 to 1993, Mr. Downie served as a financial analyst at Bear Stearns & Co. Inc.

Dennis W. Matheson.  Mr. Matheson has been Motient’s senior vice president and chief technology officer since March 2000.  From 1993 to March 2000, Mr. Matheson held other technical positions within Motient, most recently as vice president of engineering and advanced technology.  Before joining Motient, Mr. Matheson was senior manager of systems architecture for Bell Northern Research, a subsidiary of Nortel Networks Corporation (formerly known as Northern Telecom Limited).  Prior to that, he held various positions with Northern Telecom and Bell Northern Research within the design and product management organizations and held various engineering positions with Texas Instruments Incorporated.

Mr. Matheson was an executive officer of Motient at the time it filed for Chapter 11 protection.  Information regarding Motient’s filing under Chapter 11 of the Bankruptcy Code is provided in “Business - Motient’s Chapter 11 Filing,” and is incorporated herein by reference.

Deborah L. Peterson. Ms. Peterson has served as Motient’s vice president of system engineering and solutions since 1998.  From 1992 to 1998 she held various other technical management positions with Motient.  Prior to joining Motient, Deborah was the MIS director at Armour Swift-Eckrich, a ConAgra company, from 1988 to 1992 where she led MIS strategic planning, systems development and support, technical support services, data center operations, and voice and data telecommunications network planning and management.  From 1984 to 1988, Ms. Peterson served as systems consultant and project manager at Beatrice Companies where she developed systems plans for a wide range of process manufacturing companies including consumer durable, refrigerated and dry grocery segments.

Richard V. Crawford. Mr. Crawford has served as Motient’s vice president of operations and engineering since July 2002.  Since joining Motient in 1991, Mr. Crawford has served in various positions in network operations, focused primarily on the quality, timeliness and cost management of Motient’s network operations, including the deployment of several architecture plans.  Prior to joining Motient/ARDIS in 1991, Mr. Crawford held various management positions for Shark Financial Services (a division of WANG financial) from 1985 to 1991 and Continental Illinois National Bank from 1980 to 1985.

Robert L. Macklin.  Mr. Macklin has served as Motient’s general counsel and secretary since May 2004.  From September 2003 to May 2004, Mr. Macklin served as Motient’s associate general counsel and secretary.  From May 2001 to September 2003, he was in-house counsel to Herman Dodge & Son, Inc., a national housewares manufacturer and distributor.  Prior to May 2001, he was an associate in the corporate department of Skadden, Arps, Slate, Meagher & Flom (Illinois).

Myrna J. Newman.  Ms. Newman has served as Motient’s controller, chief accounting officer and principal financial officer since May 2004.  From April 2003 to May 2004, she served as controller and chief accounting officer.  From 2001 to 2003, she was vice president of finance for Heads and Threads International LLC, a subsidiary of Allegheny Corporation and distributor of fasteners.  Prior to that, from 1995 to 2001, she was the controller of Heads and Threads.

Board Committees and Meetings

During 2004, the Board of Directors consisted of:  six directors.  The Board of Directors met 25 times during Motient’s 2004 fiscal year, which ended on December 31, 2004.  During 2004, each incumbent director attended or participated in at least 75% of the aggregate of the total number of meetings held by our Board of Directors and each committee of the Board of Directors on which they served during the period for which he served.  Motient did not hold an annual meeting of its stockholders last year, nor does Motient have a policy regarding the attendance of Board members at any annual meeting.

Director Nominations

The Board of Directors conducts its business through meetings and through its committees.  The Nominating Committee (currently Steven Singer, Jonelle St. John and Raymond Steele) is responsible for selecting candidates to stand for election as directors. Jonelle St. John and Raymond Steele are independent as defined under the rules of the National Association of Securities Dealers, Inc.  Any nominees proposed by the committee must be approved by the independent members of Motient’s board of directors, Gerald Kittner, Jonelle St. John and Raymond Steele.  The Company anticipates that, prior to the filing of a definitive proxy statement, the board will have adopted a new nominating committee charter, which will be available on our website, www.motient.com.  All members of the nominating committee under such new charter will be independent as defined under the rules of the National Association of Securities Dealers, Inc.  The Committee actively seeks individuals who meet the qualifications established by the Committee to become members of the board of directors, including evaluating persons suggested by shareowners or others, and conducting appropriate inquiries into the backgrounds and qualifications of possible nominees.  The Committee selects those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the board of directors.  Any shareholder that wishes to propose a candidate should send such candidate to the attention of the Committee at the address given above for the board of directors.

Audit Committee

The Board of Directors has an Audit Committee, which currently consists of Jonelle St. John, who serves as Chair of the committee, and Raymond Steele and Gerry Kittner. Each member of the Audit Committee is independent as defined under the rules of the National Association of Securities Dealers, Inc. The Audit

Committee is responsible for reviewing the Company’s internal auditing procedures and accounting controls and will consider the selection and independence of the Company’s outside auditors. During fiscal year 2004, the Audit Committee met nine times.

Our Board of Directors has determined that Jonelle St. John and Raymond L. Steele are “Audit Committee financial experts”, as such term is defined under Item 401(h) of Regulation S-K. Each of them is “independent” of management as independence for Audit Committee members is defined by NASDAQ rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Ms. St. John’s and Mr. Steele’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Ms. St. John or Mr. Steele any duties, obligations or liability that are greater than are generally imposed on her as a member of the Audit Committee and Board of Directors, and their designations as Audit Committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.  For further information on the Audit Committee, please refer to the “Audit Committee Report” appearing elsewhere in this proxy statement.

Compensation and Stock Option Committee

The Board of Directors also has a Compensation and Stock Option Committee, which currently consists of Steven Singer, who serves as Chair of the committee, and Gerry Kittner and James Dondero. The Compensation and Stock Option Committee is responsible for reviewing certain of Motient’s compensation programs, making recommendations to the Board of Directors with respect to compensation, and administering the Company’s stock option plan.  During fiscal year 2004, the Compensation and Stock Option Committee met four times.  For further information on the Compensation and Stock Option Committee, please refer to the “Compensation and Stock Option Committee Report on Executive Compensation” appearing elsewhere in this proxy statement.

Board Compensation

Each non-employee member of the Board of Directors is entitled to receive $2,000 per month, and each member of the Audit Committee (currently Ms. St. John, Mr. Aquino, Mr. Kittner and Mr. Steele) and the compensation and stock option committee (currently Mr. Singer, Mr. Kittner and Mr. Dondero) are entitled to receive an additional $500 and $250 per month, respectively.  The Chairman of the Board, currently Steven Singer, is also entitled to an additional stipend of $2,000 per month.  Further, each non-employee member of our Board is eligible to receive grants of stock options under our 2002 stock option plan and out 2004 restricted stock plan.  A total of 15,400 shares of restricted stock, and a total of 150,000 stock options (75,000 with an $8.57 strike price and 75,000 with an $28.70 strike price) were granted to the directors in 2004 and to date in 2005.

Executive Compensation

The following tables set forth (a) the compensation paid or accrued by Motient to Motient’s chief executive officer and its five other most highly compensated executive officers receiving over $100,000 per year in 2004, all of whom are referred to herein as the “named executive officers” for services rendered during the fiscal years ended December 31, 2002, 2003, and 2004 and (b) certain information relating to options granted to such individuals.

Summary Compensation Table

						All Other
						Compensation
				Long-Term Compensation		Securities
				Other Annual	Restricted	Underlying
Name and	Annual Compensation			Compensation	Stock	Options/SARs
Principal Position	Year	Salary	Bonus	(1)	Awards	(2)

Christopher W. Downie	2004	$225,707	$0	$264	$0	101,160
Executive Vice President,	2003	$129,688	$0	$88	$0	40,000
Chief Operating Officer and
Treasurer (3)

Dennis W. Matheson	2004	$192,880	$89,908	$248	$0	0
Senior Vice President	2003	$181,067	$0	$168	$0	40,000
and Chief Technology	2002	$177,923	$25,000	$476	$0	120,000
Officer

Deborah L. Peterson	2004	$143,246	$61,524	$177	$0	0
Vice President, Systems	2003	$165,890	$0	$219	$0	20,000
Engineering and Solutions	2002	$165,890	$20,000	$219	$0	50,000

Richard V. Crawford	2004	$149,064	$39,242	$220	$0	0
Vice President, Network	2003	$145,005	$0	$202	$0	20,000
Operations and Engineering	2002	$130,004	$5,000	$202	$0	50,000

Robert L. Macklin (4)	2004	$138,873	$0	$166	$0	10,619
General Counsel and Secretary	2003	$32,392	$0	$14	$0	25,000

Myrna J. Newman (5)	2004	$138,641	$0	$166	$0	0
Controller and Chief	2003	$80,985	$0	$87	$0	15,000
Accounting Officer

(1) Includes group term life insurance premiums.

(2)  Reflects grants of options to purchase shares of common stock under Motient’s 2002 stock option plan.  Motient has not granted stock appreciation rights, or SARs.

(3) Mr. Downie’s employment began in April 2003.

(4)  Mr. Macklin’s employment began in September 2003.

(5) Ms. Newman’s employment began in April 2003.

Option Grants

The following table sets forth each grant of stock options made during fiscal year ended December 31, 2004 to each of the named executive officers.

Option/SAR Grants in Last Fiscal Year

						Potential Realizable
	Individual Grants					Value at Assumed
	Number of	% of Total				Annual
	Securities	Options/SARs				Rates of Stock Price
	Underlying	Granted to	Exercise or			Appreciation for
	Options/SARs	Employees/	Base Price			Option Term(1)
Name	Granted (2)	Fiscal Year	($/Share)		Expiration Date	5%	10%

Christopher W. Downie	101,160	55%	$5.15	(3)	8/2/2014	$326,000	$824,000
Dennis W. Matheson	0	0%	NA		NA
Deborah L. Peterson	0	0%	NA		NA
Richard V. Crawford	0	0%	NA		NA
Robert L. Macklin	10,619	5%	$8.57	(4)	12/13/2014	$55,000	$140,000
Myrna J. Newman	0	0%	NA		NA

(1)  Based on actual option term and annual compounding.

(2) These options were fully vested upon grant

(3)  1,160 of these options have an exercise price of $3.00.

(4)  619 of these options have an exercise price of $3.00.

Option Exercises and Year-End Values

The following table sets forth, for each of the named executive officers, the value of unexercised options at fiscal year-end.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

Name	Shares Acquired on Exercise (#)	Value-Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($) Exercisable/ Unexercisable
Christopher W. Downie	40,000	$529,250	101,160/0	$ 1,848,664/0
Dennis W. Matheson	67,660	878,776	0/73,330	0/$1,424,268
Deborah L. Peterson	29,995	224,772	0/33,331	0/$644,121
Richard V. Crawford	25,750	189,288	3,334/33,331	$ 68,014/$644,121
Robert L. Macklin	0	—	14,787/20,832	$ 234,910/$369,768
Myrna J. Newman	3,120	41,184	0/9,999	0/$203,980

(1)   Motient has not granted SARs.

Equity Compensation Plans

The following table summarizes the Company’s use of equity securities as a form of compensation for services rendered to the Company.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
Equity compensation plans approved by securityholders	605,727	$5.82	(1)	1,741,200
Equity compensation plans not approved by securityholders(2)	0	NA		889,314
Total	605,727	$5.82	(1)	2,630,514

(1)  In March 2003, our Board of Directors approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share.

(2)  2004 Restricted Stock Plan.  See description below for further details.

Executive Retention Agreement for Mr. Purnell

On July 16, 2002, we entered into an executive retention agreement with Mr. Purnell, our former President and CEO, which was amended in connection with the termination of Mr. Purnell’s employment in March 2004. Pursuant to the terms of the amended agreement, we will pay Mr. Purnell a severance payment equal to one-half of his base salary through September 2005. Additionally, we agreed to make a lump sum severance payment to Mr. Purnell in September 2005 equal to the other half of his base salary through such period. Mr. Purnell is entitled to receive certain medical benefits until September 2005. As part of these severance arrangements, Mr. Purnell entered into a waiver and release agreement and a non-compete agreement.

Compensation and Stock Option Committee Interlocks and Insider Participation

In 2004, the compensation and stock option committee of Motient’s Board of Directors consisted of Messrs. Singer, Kittner and Dondero.  During this time, none of these individuals were executive officers of Motient.

Mr. Kittner has been, in the past, an advisor and consultant for CTA.  During 2004, Motient and/or certain of its subsidiaries were party to certain contracts and/or transactions with CTA.  All of these contracts and transactions were approved by Motient’s Board of Directors, and Motient believes that the contracts and transactions were made on terms substantially as favorable to Motient as could have been obtained from unaffiliated third parties.  The following is a description of such contracts and transactions.  In addition, this section describes the relationship between Steven Singer and one of the lenders under our credit facility.  For additional information concerning these relationships, see “Certain Relationships and Related Transactions.”

On January 30, 2004, Motient engaged CTA to act as chief restructuring entity. As consideration for this work, we agreed to pay to CTA a monthly fee of $60,000.  The new agreement modifies the consulting arrangement discussed above.

Except for the warrants and options offered and provided to CTA and certain of its affiliates described below, neither CTA, nor any of its principals or affiliates is a stockholder of Motient, nor does it hold any debt of Motient (other than indebtedness as a result of consulting fees and expense reimbursement owed to CTA in the ordinary course under our existing agreement with CTA).  CTA has informed us that in connection with the conduct of its business in the ordinary course, (i) it routinely advises clients in and appears in restructuring cases involving telecommunications companies throughout the country, and (ii) certain of our stockholders and bondholders and/or certain of their respective affiliates or principals, may be considered to be (A) current clients of CTA in matters unrelated to Motient; (B) former clients of CTA in matters unrelated to Motient; and (C) separate affiliates of clients who are (or were) represented by CTA in matters unrelated to Motient.

In April and July 2004, as part of our private placements of common stock, certain CTA affiliates were provided warrants for 400,000 and 340,000 shares, respectively, of our common stock at an exercise price of $5.50 and $8.57, respectively, per share.  In December 2004, certain CTA affiliates were provided options to purchase 125,000 shares of our common stock at a price of $8.57 per share.  In February 2005, CTA and certain of its affiliates were paid an investment banking fee of $3,709,796 in cash and stock in relation to the closing of Motient’s acquisition of certain interests in MSV.  Such fee is equal to 1% of the aggregate consideration paid by Motient for such MSV interests.  40% of this fee was paid to The Singer Children’s Management Trust, which is a trust established for the benefit of the children of Gary Singer, a former lender under the 2003 Term Credit Agreement and the brother of Steven Singer, Motient’s chairman of the Board.  This amount was paid at the direction of CTA as compensation for the assistance Gary Singer provided to CTA in the transaction.

Report of Compensation and Stock Option Committee on Executive Compensation

The following report on executive compensation was prepared and submitted by the Board’s Compensation and Stock Option Committee for the fiscal year ended December 31, 2004.

Introduction. The Compensation and Stock Option Committee (the “Committee”) is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight of compensation programs and policies for senior executive officers.  The principles followed by the Committee include providing incentives to achieve both short-term and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance and attainment of goals. To the extent possible, the Committee also believes it is important to seek to foster a stockholder perspective in management.

Historically, the Company’s primary components of executive compensation have been base salary, annual bonus, and equity based awards (stock options).

Base Salary.  The Company has an executive compensation salary structure approved by the Committee.  In setting these salary levels, the Committee seeks to provide a level of remuneration that is competitive in the industry, in order to attract and retain a talented and motivated senior management team.  Individual annual salary increases are intended to maintain salaries at competitive levels, as well as to reflect individual performance during the prior year.  In considering annual salary increases, the Committee also reviews the Company’s overall budget and cash flow.

Annual Bonus.  Motient’s executive officers are eligible for discretionary annual bonuses. In the past, both individual and company-wide performance objectives have been set for each executive at the beginning of each year.  Motient’s 2004 bonus plan was based solely on company performance. Each executive is eligible to receive a bonus as setforth by the Compensation and Stock Option Committee.  At year end, the Committee assesses performance against the bonus objectives, and makes a recommendation regarding the payment of the bonuses.

Equity Based Awards. Where possible, the Committee seeks to align the interests of senior executives with the interests of the Company’s stockholders.  In the past, the Committee has used equity-based awards to accomplish this goal.  The number and type of equity based awards granted to each executive is determined by the Committee in its discretion.  In making its determination, the Committee considers the executive’s position at the Company, his or her individual performance and other factors, including an analysis of the estimated amount potentially realizable from the award.

2003 Compensation.  Due to the limited availability of cash to the Company, the Compensation and Stock Option Committee decided that no action would be taken with respect with the base salary of any employee.  The Committee also decided that limited annual cash bonuses should be awarded for similar reasons.  The cash bonuses were awarded to non-executive employees only, and were based solely on the Company’s performance in 2003.  None of the performance criteria were met, and none of these bonuses were paid.

2004 Compensation.  Due to the limited availability of cash to the Company, the Compensation and Stock Option Committee decided that no action would be taken with respect with the base salary of any employee.  (However, in March 2004, the salary of Mr. Downie was increased to $225,000 in respect of his promotion to Chief Operating officer, and in May 2004 the salaries of Mr. Macklin and Ms. Newman were increased to $126,000 in respect of their increasing responsibilities).  The Committee also decided that limited annual cash bonuses should be awarded for similar reasons.  The cash bonuses were awarded to sixteen certain key employees, in the aggregate amount of $300,000 and were based solely on the Company’s performance in 2004.  The Company’s Board of Directors later determined that the Company’s performance in 2004 was sufficient to cause the payment of these bonuses and the Company did so in 2005.  The bonuses were paid as follows: Mr. Downie, $50,000, Mr. Matheson, $28,000, Ms. Peterson, $25,000, Mr. Crawford, $22,000, Ms. Newman, $32,500, and Mr. Macklin, $27,500.

With respect to equity based awards, the Committee determined that no general grants should be given.  However, the Committee did grant an additional 7,665 options to the employee base at large, generally to employees that had not received previous option grants.  In August 2004, the Committee granted 100,000 options with an exercise price of $5.15 to Mr. Downie, and in December 2004, the Board granted 10,000 options with a strike price of $8.57 to Mr. Macklin, in each case based on their increasing responsibilities and performance.

Compensation of the CEO.  As the Company did not have a President or CEO in 2004, no action was taken by the Committee with respect to the compensation of such individual.  The compensation of Mr. Downie, the company’s COO and most senior executive officer, is discussed above.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated Executive Officers.  The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as stockholder approval).  Based on the Company’s current compensation plans and policies and regulations interpreting the Code, the Company and the Compensation and Stock Option Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.  The Compensation and Stock Option Committee intends to monitor this issue, and will consider modifications of the Company’s compensation policies as conditions warrant and to the extent necessary to serve the best interests of the Company.

Change of Control Agreements

Pursuant to the Plan of Reorganization, Motient entered into a change of control agreement, effective May 1, 2002, with each of Mr. Matheson, Ms. Peterson, and eight other vice presidents of Motient.  Under the agreements, each officer is eligible to receive one year of their annual base salary (excluding cash bonus) in the event that both (x) a “change in control” or an anticipated “change in control,” as defined in the change of control agreement, has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced.  The events constituting a “change of control” generally involve the acquisition of greater than 50% of the voting securities of Motient, as well as certain other transactions or events with a similar effect.  Other than Mr. Matheson and Ms. Peterson, the Company currently has no employees with such a change of control agreement.

Performance Graph

As a result of the Company’s reorganization, effective May 1, 2002, the Company’s current capital structure and financial condition is substantially different than that prior to such date since all of the Company’s securities outstanding prior to the reorganization were canceled.  As a result, the Company believes that market price information prior to May 1, 2002 is neither indicative of nor comparable to the value of the Company’s common stock after the effective date of the reorganization and is not material to investors.

COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN*

AMONG MOTIENT CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

* $100 invested on 5/1/02 in stock or on 4/30/02 in index-

including reinvestment of dividends.

Fiscal year ending December 31.

Audit Committee Report

The following report was submitted by the Board’s Audit Committee.  Subsequent to the effective date of the Company’s plan of reorganization, the Board of Directors adopted a new audit committee charter, a copy of which is attached as Exhibit A to this proxy statement.

MOTIENT CORPORATION

April 11, 2005

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: Jonelle St. John (Chair), and Raymond Steele and Gerry Kittner.  Each of the members is independent as defined under the rules of the National Association of Securities Dealers, Inc.  The Committee operates under a written charter.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles.  The Committee’s responsibility is to monitor and oversee these processes.

The Committee has met and held discussions with management regarding the audited financials statements.  Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

We have discussed with the independent auditors, Friedman LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Friedman LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

/s/ Jonelle St. John (Chair)
/s/ Raymond Steele
/s/ Gerry Kittner

Independent Public Accountants

Changes in Accountants

As previously reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 23, 2003 (the “8-K”), the Company’s amendment to Current Report on Form 8-K filed with the SEC on March 9, 2004 (the “8-K/A”) and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on June 7, 2004 (the “10-Q”), the Company dismissed PricewaterhouseCoopers LLP (“PWC”) as the Company’s principal auditors.  The change in principal auditors was approved by the Audit Committee of the Company’s Board of Directors.  PWC did not report on Motient’s consolidated financial statements for any fiscal period.

On March 2, 2004, the audit committee engaged Ehrenkrantz Sterling & Co. LLC as Motient’s independent auditors to replace PWC.  On June 1, 2004, Ehrenkrantz Sterling & Co. LLC merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP, has been retained by Motient and the audit committee of the Company’s Board of Directors approved this decision on June 4, 2004.

For the period since PWC’s appointment through March 2, 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their report.

For the period since PWC’s appointment through March 2, 2004, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), that are not otherwise disclosed in the Company’s 8-K/A.

The Company provided PWC with a copy of the disclosures made in the 8-K and 8-K/A and requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agreed with the statements made by the Company in each of the 8-K and 8-K/A and, if not, stating the respects in which it did not agree.  A copy of the letter from PWC to the Commission was attached to the 8-K as Exhibit 99.1 and attached to the 8-K/A as Exhibit 16.1.

During the two most recent fiscal years and through April 17, 2003, neither Motient nor anyone acting on its behalf consulted Ehrenkrantz Sterling & Co. LLC on the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on Motient’s consolidated financial statements, and neither a written report was provided to Motient nor oral advice was provided that Ehrenkrantz Sterling & Co. LLC concluded was an important factor considered by Motient in reaching a decision as to the accounting, auditing or financial reporting issue.  During the two most recent fiscal years and through April 17, 2003, Motient did not consult with Ehrenkrantz Sterling & Co. LLC regarding any matter that was the subject of a disagreement with PwC, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or with regard to any “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Motient has requested that Friedman, as successor-in-interest to Ehrenkrantz, furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of Friedman’s letter, dated June 7, 2004, is filed as Exhibit 16.1 to the 10-Q.

Audit Fees

The following table outlines our fees from our auditors for 2004 and 2003.

	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003

Audit fees	$716,230	$695,193
Audit related fees	20,750	64,425
Tax fees	4,540	25,325
Other	0	20,338
Total	$741,520	$805,281

Audit fees consist of fees paid in connection with the audit of our financial statements for the twelve months ended December 31, 2004.  Audit related fees are fees paid in relation to the audit of our 401(k) plan.  Tax fees are fees paid in connection with the review of our corporate tax returns.  Other fees are fees paid to Pricewaterhouse Coopers for valuation and consulting services.

Audit Committee Policies

The audit committee of Motient’s board of directors is solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimus exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Exchange Act, which services are subsequently approved by the audit committee prior to the completion of the audit.  None of the fees listed above are for services rendered pursuant to such de minimus exceptions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Communication Technology Advisors LLC

This section describes arrangements with CTA, an entity in which (i) Jared E. Abbruzzese, a director until June 20, 2003, is the chairman, (ii) Gerald S. Kittner, a Motient director, is an advisor and consultant, (iii) Christopher W.  Downie, Motient’s executive vice president, chief operating officer and treasurer, was formerly affiliated with CTA as an independent consultant and (iv) Peter Aquino, a former Motient director, was formerly a senior managing director.  Additionally, this section describes related party transactions concerning our credit facility and our April, July and November 2004 private placements of common stock.

On January 30, 2004, we engaged CTA to act as our chief restructuring entity. As consideration for this work, Motient agreed to pay to CTA a monthly fee of $60,000.  The new agreement amends the consulting arrangement discussed above.  In April 2004, Motient paid CTA $440,000 for all past deferred fees.

Except for the warrants and options offered to CTA described below, and certain warrants received by certain CTA affiliates in connection with the April 7, 2004 private placement of our common stock, neither CTA, nor any of its principals or affiliates is a stockholder of Motient, nor does CTA hold any debt of Motient (other than indebtedness as a result of consulting fees and expense reimbursement owed to CTA in the ordinary course under our existing agreement with CTA).  CTA has informed us that in connection with the conduct of its business in the ordinary course, (i) it routinely advises clients in and appears in restructuring cases involving telecommunications companies throughout the country, and (ii) certain of our stockholders and bondholders and/or certain of their respective affiliates or principals, may be considered to be (A) current clients of CTA in matters unrelated to Motient; (B) former clients of CTA in matters unrelated to Motient; and (C) separate affiliates of clients who are (or were) represented by CTA in matters unrelated to Motient.

In April 2004, as part of our private placements of common stock, certain CTA affiliates were provided warrant for 400,000 and 340,000 shares, respectively, of our common stock at an exercise price of $5.50 and $8.57, respectively, per share.  In December 2004, certain CTA affiliates were provided options to purchase 125,000 shares of our common stock at a price of $8.57 per share.

In February 2005, CTA and certain of its affiliates were paid an investment banking fee of $3,709,796 in cash and stock in relation to the closing of Motient’s acquisition of certain interests in MSV.  Such fee is equal to 1% of the aggregate consideration paid by Motient for such MSV interests.

Mr. Abbruzzese, Mr. Kittner and Mr. Aquino did not participate in the deliberations or vote of the Board with respect to the foregoing matters while serving as a member of the Board.

Term Credit Facility

On January 27, 2003, our wholly-owned subsidiary, Motient Communications, closed a $12.5 million term credit agreement with a group of lenders, including several of our existing stockholders. The lenders include the following entities or their affiliates:  M&E Advisors, L.L.C, Bay Harbour Partners, York Capital, and Lampe Conway & Co. York Capital is affiliated with James G. Dinan and JGD Management Corp.  Bay Harbour Management, JGD Management Corp. and James G. Dinan each hold 5% or more of our common stock.  The lenders also include Gary Singer, directly or through one or more entities.  Gary Singer is the brother of Steven G. Singer, one of our directors.  The facility terminated on December 31, 2004, and all amounts due and owing pursuant to the facility have been repaid.  We do not anticipate that it borrowing availability will be extended again.

Private Placements of Common Stock

Certain of our directors and holders of more than 5% of our common stock participated in the April 7, July 1, and November 12, 2004 private placements of our common stock.  PDA Group, LLC, a wholly-owned entity of Peter D. Aquino, one of our directors, was assigned by Tejas Securities, our placement agent, warrants to purchase 56,250 shares of our common stock at a price of $5.50 per share.  James D. Dondero, a director and beneficial owner of more than 5% of our common stock, purchased an aggregate of 2,420,688 shares of our common stock in such private placements.  In addition, he also received warrants to purchase 350,058 shares of our common stock at a price of $8.57 per share all of which will vest if and only if we do not meet certain deadlines with respect to the registration of the common stock sold in the private placement.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

(Proposal 2)

The Audit Committee has appointed the certified public accounting firm of Friedman LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004.

The Company has invited representatives of Friedman LLP to participate in the annual meeting of stockholders, but does not anticipate that they will do so.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Friedman LLP as independent auditors.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES

(Proposal 3)

The Company’s Restated Certificate of Incorporation currently authorizes it to issue up to 100,000,000 shares of common stock, $.01 par value, and 5,000,000 of such shares shall be preferred stock, having a par value of $.01.  The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of its common stock from 105,000,000 shares to 205,000,000 shares.  Under the amendment, Section 4.1 of the Restated Certificate of Incorporation would read:

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000), of which Two Hundred Million (200,000,000) of such shares shall be Common Stock having a par value of $.01 per share (“Common Stock”), and Five Million (5,000,000) of such shares shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”). The Corporation shall not issue any class of non-voting stock.

The Company anticipates that it may in the future need to issue additional shares in connection with one or more of the following:

•      acquisitions;

•      strategic investments;

•      corporate transactions, such as stock splits or stock dividends;

•      financing transactions, such as public offerings of common stock or convertible securities;

•      incentive and employee benefit plans; and

•      otherwise for corporate purposes that have not yet been identified.

In order to provide the Board of Directors with certainty and flexibility to undertake such transactions to support the Company’s future business growth, the Board of Directors believes that it is in the best interests of the Company at this time to increase the number of authorized shares of its common stock.  No such transactions are currently under consideration by the Board of Directors.

If this proposal is adopted, the additional authorized shares of common stock may be issued upon the approval of Motient’s Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies or any exchange or quotation service on which the Company’s common stock may then be listed.  The ability of the Company’s Board of Directors to issue shares from the additional authorized shares will allow the Board of Directors to perform the functions for which they are currently empowered under the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

Motient’s stockholders do not generally have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest.  As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest.  As additional shares are issued, the shares owned by the Company’s existing stockholders will represent a smaller percentage ownership interest in the Company.  In addition, the issuance of additional shares of the Company’s common stock could result in a decrease in the trading price of the Company’s common stock, depending on the price at which such shares are issued.

Possible Anti-Takeover Effects of the Proposal

The Company’s Board of Directors does not intend or view the proposed increase in the number of authorized shares of its common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility to the Board of Directors, as indicated above.  Nevertheless, the proposed increase in the authorized shares could enable the Board of Directors to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of the Company, even if the holders of the common stock deem such acquisition of control of the Company to be in their best interests.  The issuance of additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of the Company.  As of the date of this proxy statement, the Board of Directors and management are not aware of any attempt or plan to take over or acquire the Company or the common stock, and the proposal to increase the authorized shares of common stock was not prompted by any specific takeover or acquisition effort or threat.  Other than the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, the Board of Directors does not currently contemplate recommending the adoption of any other proposals or amendments to the Company’s Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

The Company’s Restated Certificate of Incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares.  Preferred stock may be issued from time to time in one or more series, and the Company’s Board of Directors, without further approval of the stockholders, is authorized to fix the powers, designations, preferences, and relative, participating, optional or other special rights of each such series and to fix the qualifications, limitations or restrictions thereof.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Motient.

Recommendation of the Company’s Board

The Board of Directors unanimously approved the amendment to Motient’s Restated Certificate of Incorporation and has determined that such amendment is advisable and in the best interests of the Company and the Company’s shareholders.  The Board of Directors recommends a vote FOR approval of the amendment to Motient’s Restated Certificate of Incorporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of a registered class of the Company’s equity securities are required to report their ownership of the Company’s common stock and other equity securities and any changes in that ownership to the SEC.  Based solely upon a review of forms received by us and written representations of the reporting persons, we believe that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met for the fiscal year ended December 31, 2004 except for a late Form 3 filing by Robert L. Macklin upon becoming an officer of the Company, a late Form 3 filing by Tudor Investment Corp. upon becoming a 10% beneficial owner in the Company, a late Form 3 filing by JGD Management Corp. upon becoming a 10% beneficial owner in the Company, a late Form 4 filing by JGD Management Corp. upon the acquisition of common stock in January 2004, a late Form 4 filing by JGD Management Corp. upon the disposition of common stock by him in December 2003 and February 2004, a late Form 4 filing by John C. Waterfall in connection with the sale of common stock in March 2004, a late Form 4 filing by John C. Waterfall in connection with the acquisition of common stock in June 2004, a late Form 4 filing by John C. Waterfall in connection with the grant of warrants to him in June 2004, a late Form 4 filing by Christopher W. Downie in connection with the grant of a stock option in August 2004, a late Form 4 filing by George Weaver Haywood in connection with the acquisition of common stock in March 2004, a late Form 4 filing by George Weaver Haywood in connection with the acquisition of common stock by him in August 2004, a late Form 4 filing by Steven G. Singer in connection with the grant of restricted stock in September 2004, a late Form 4 filing by Jonelle St. John in connection with the grant of restricted stock in September 2004, a late Form 3 filing by Raymond Steele upon becoming a director of the Company, a late Form 4 filing by Raymond Steele in connection with the grant of restricted stock in September 2004, a late Form 4 filing by Gerald Stevens-Kittner in connection with the grant of restricted stock in September 2004, a late Form 4 filing by Peter D. Aquino in connection with the grant of restricted stock in September 2004, a late Form 4 filing by Peter D. Aquino in connection with the acquisition of warrants in April 2004, a late Form 4 filing by James D. Dondero in connection with the acquisition of common stock in April 2004 and July 2004, a late Form 4 filing by James D. Dondero in connection with the acquisition of warrants in January 2003 and March 2004, a late Form 4 filing by James D. Dondero in connection with the acquisition of common stock in November 2004 and a late Form 4 filing by James D. Dondero in connection with the acquisition of warrants in November 2004.  All such forms have since been filed.

CODE OF ETHICS

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. This code of ethics has been approved by our board of directors, and has been designed to deter wrongdoing among directors, officers and employees and promote honest and ethical conduct, full, fair, accurate and timely disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of code violations, and accountability for adherence to our code.  Our code of ethics is available on our website, www.motient.com.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To be considered for inclusion in our proxy statement and form of proxy for the 2006 annual meeting stockholder proposals must be received at our offices by January 15, 2006.  Proposals must meet all of the requirements of the SEC and our amended and restated bylaws to be eligible for inclusion in our 2006 proxy materials, and must be submitted in writing delivered or mailed to the Secretary, Motient Corporation, 300

Knightsbridge Parkway, 4th Floor, Lincolnshire, Illinois 60069.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2006 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Furthermore, proposals by Stockholders may be considered untimely if the Company has not received notice of the proposal by February 15, 2006.  If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2006 annual meeting.

2004 ANNUAL REPORT

Motient’s annual report on Form 10-K for the year ended December 31, 2004, including financial statements, is being furnished concurrently with this proxy statement to persons who were stockholders of record as of May 2, 2005, the record date for the Annual Meeting.

By order of the Board of Directors,

/s/ Robert L. Macklin
Robert L. Macklin
Secretary

April 11, 2005

Exhibit A

MOTIENT CORPORATION

Audit Committee Charter

APRIL 17, 2003

REAFIRMED BY AUDIT COMMITTEE DECEMBER 23, 2004

This Audit Committee Charter has been adopted by the Board of Directors (the “Board”) of Motient Corporation (the “Company”) prior to the adoption by the Securities and Exchange Commission (the “SEC”) of final rules affecting corporate governance and other matters as required by the Sarbanes-Oxley Act of 2002, and prior to the adoption of revised corporate governance standards by the Nasdaq Stock Market (“Nasdaq”).  Although the Company is not currently subject to Nasdaq’s listing standards, the Board believes that it is appropriate for the Company and the Audit Committee (the “Audit Committee” or the “Committee”) to comply, to the extent set forth herein, with certain of the listing standards applicable to companies listed on Nasdaq.  Subsequent action by Nasdaq and the SEC in respect of these pending initiatives could affect this Charter, and the Board intends to amend this Charter from time to time as is necessary or appropriate, in the judgment of the Board, to reflect such revised corporate governance standards.

Membership

Each member of the Committee shall be a member of the Board.  The members of the Committee shall be elected by the Board for a term of one year or, if any such member shall be elected to fill the remaining term of a prior member, until the expiration of such term.  At least one member of the Committee shall be a “financial expert”, as defined by SEC regulations.  Each such director shall:

•      Qualify as an “independent director” as defined by the rules of Nasdaq and by Section 10A(m) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder; and

•      Be financially literate, as interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time following his or her appointment.

The Board shall have sole authority to appoint and remove members of the Committee.  A chairperson of the Committee shall be designated by the Board from among the members of the Committee who have accounting or related financial management experience.

Purpose

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal controls which management and the Board have established, and the audit process.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to implement internal controls or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent accountants.

To the fullest extent permissible under applicable law, each member of the Audit Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company’s officers, employees, or committees, the independent accountants, the internal auditors or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Authority and Responsibilities

In carrying out its responsibilities, the Audit Committee is expected to undertake the following activities:

1.     Be solely responsible for the appointment (subject, if applicable, to shareholder ratification), retention, termination, compensation, and oversight of the work of the independent auditors undertaken in connection with preparing or issuing an audit report or related services or performing other audit, review or attest services for the Company, including resolution of disagreements between management of the Company and the independent auditors with respect thereto.  The independent auditors shall report directly to the Committee.  Funding for the compensation of the independent auditors, as determined by the Committee in its sole discretion, shall be provided by the Company.

2.     Be solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimus exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Exchange Act, which services shall be subsequently approved by the Committee prior to the completion of the audit.  Funding for the compensation of the auditors in respect of all preapproved services, as determined by the Committee in its sole discretion, shall be provided by the Company.  The Committee shall not engage the independent auditors to perform any of the specific non-audit services proscribed by law or regulation.

3.     Be solely responsible for the appointment, retention, termination, compensation, and oversight of the work of the internal audit team, and, if applicable, Director of Internal Audit.

4.     Receive reports not less frequently than annually from the independent auditors regarding:

•      The critical accounting policies and estimates and other significant accounting practices of the Company;

•      All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Company, identifying in each instance the ramifications of the use of each such alternative disclosure and the treatment preferred by the independent auditors; and

•      All material written communication between the independent auditors and management of the Company (including writings transmitted by email), such as any management letter or schedule of unadjusted differences.

5.     Review quarterly with the independent auditors and appropriate members of management of the Company the adequacy and effectiveness of the internal controls and procedures for financial reporting and disclosure controls and procedures of the Company as required by relevant laws and regulations, as well as proposed disclosures and certifications with respect thereto.

6.     Review annually and, to the extent the Committee determines it to be necessary or advisable, update the Committee’s charter.

7.     Provide an open avenue of communication among the independent accountants, the internal auditors*, management and the Board.

8.     Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the independent auditors quality controls and record retention policies are adequate and whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence under relevant laws and regulations as well as applicable accounting literature.  The Committee shall, not less frequently than annually, present its conclusions with respect to the independent auditors to the Board.

9.     Ensure the rotation of the lead partner of the independent auditor team and other audit partners as required by relevant laws and regulations.

10.   Recommend to the Board policies for the Company’s hiring in accordance with relevant laws and regulations of employees or former employees of the independent auditors who have participated in any capacity in a prior audit of the Company.

11.   Take reasonable steps to procure that each audit partner of the independent auditor team does not earn or receive compensation based on the audit partner procuring engagements with the Company to provide any products or services other than audit, review or attest services at any point during the audit and professional engagement period.

12.   Receive from the independent accountants and review a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent accountants; recommend that the Board take appropriate action on any disclosed relationships to satisfy itself of the independent accountants’ independence.

13.   Inquire of management, the Director of Internal Audit, and the independent accountants about significant risks or exposures, including financial statement risks, the Company’s processes for identifying, assessing and disclosing such risks, the steps management has taken to minimize such risk to the Company and the disclosures made regarding such risks.  Review with management and assess these processes, including the steps being taken to address such risks and the disclosure regarding these risks.

14.   Consider, in consultation with the independent accountants and the Director of Internal Audit, the audit scope and plan of the internal auditors and the independent accountants.

15.   Review with management, the internal auditors and the independent accountants:

A.            The Company’s annual financial statements and related footnotes.

B.            The independent accountants’ audit of the annual financial statements and associated report.

C.            Any significant changes required in the independent accountants’ annual audit plan.

D.            Any serious disputes or issues with management encountered during the course of the annual audit.

E.             Other matters related to the conduct of the annual audit which are to be communicated to the Committee under generally accepted auditing standards, including under Statement on Auditing Standards No. 61, Communications with Audit Committees.

F.             The independent accountants’ assessment of financial statement materiality.

G.            The Company’s filings with the Securities and Exchange Commission.

H.            The Company’s policies regarding corporate ethics, financial controls and legal compliance.

I.              The Company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants or the internal auditor.

J.             SEC, FASB and other proposed rule-makings with the independent accountants to determine any potential impact to the Company.

K.            Any related significant findings and recommendations of the independent accountants and internal auditors together with management responses.

L.             Risks related to off-balance sheet financing arrangements and the adequacy of the disclosure of such risks.

16.   Consider the judgments of the independent accountants that are brought to the attention of the Audit Committee as to the quality and appropriateness of the Company’s accounting principles as applied in the Company’s financial reporting, significant accounting policies (including critical accounting policies to be described in the Company’s filings with the SEC), audit conclusions regarding the reasonableness of significant accounting estimates and any audit adjustments. Also, review and consider information received from the independent accountants regarding alternative accounting principles or policies permitted under generally accepted accounting principles, and the appropriateness of the principles and policies selected for financial reporting purposes.

17.   Based on the review and discussions with management and the independent accountants, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the past fiscal year.

18.   Consider and review any significant related party transactions involving the Company brought to the attention of the audit committee to determine whether such transactions are in the company’s best interests, if consummated, and are appropriately disclosed.

19.   Consider and review with management and the internal auditors:

A.    Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

B.    Any changes required in the planned scope of their audit plan.

C.    The internal audit department charter, budget and staffing.

D.    Internal audit’s compliance with the IIA’s “Standards for the Professional Practice of Internal Auditing” (Standards).

20.   Review filings with the SEC and other published documents containing the company’s financial data and assess consistency with the information contained in the company’s financial statements.

21.   Review with management and, as requested, the independent accountants, the interim financial statements before they are filed with the SEC or other regulators.  Discuss with the independent accountants any matters required to be communicated by the independent accountants to the Audit Committee or its Chair in connection with the independent accountants’ review of the interim financial statements of the Company.  The Chair or another member of the Audit Committee designated by the Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of the reviews contemplated in this paragraph.

22.   Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and communications received from regulators.

23.   Meet with the independent accountants, the Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

24.   Report Audit Committee actions to the Board with such recommendations as the Committee may deem appropriate. Keep a record of the acts and procedures of the Audit Committee.  Perform such other activities, consistent with applicable law and the Company’s governing documents as the Audit Committee deems appropriate.

25.   Establish procedures for (i) the receipt, retention, and treatment of complaints or other submissions received by the Company regarding accounting, internal controls and procedures for financial reporting, disclosure controls and procedures, or other auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

26.   The Audit Committee shall have the power of conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.  The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

27.   The Committee shall meet at least four times per year or more frequently as circumstances require, prepare the Audit Committee report to be included in the Company’s proxy statement and receive the information to be provided by the independent accountants for inclusion in the proxy statement, including with regard to fees relating to audit and non-audit services.  The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties established for a member of the Board.

*  As used throughout this document, “internal auditors” are deemed to be those individuals undertaking the role of internal audit, whether employees of the Company, the Chief Financial Officer or external consultants.

MOTIENT CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 15, 2005

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

The undersigned hereby constitutes and appoints Christopher W. Downie and Dennis W. Matheson, and each of them, true and lawful agents and proxies (“Proxies”), with full power of substitution and revocation in each, to attend the Annual Meeting of Stockholders of Motient Corporation to be held at 10:00 a.m., local time, on June 15, 2005, at 300 Knightsbridge Pkwy., Lincolnshire, IL 60069, and any adjournment thereof, and thereat to vote all shares of common stock, par value $.01 per share, of the Company, which the undersigned would be entitled to vote if personally present upon the matters set forth on the reverse side and such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in accordance with the judgment of the Proxies as to other matters.  If directed by the undersigned to vote for the nominees, or if no direction is made, the votes represented by this proxy will be voted FOR the seven nominees listed on the reverse side, provided, however, that (i) if directed by the undersigned to withhold votes from one or more nominees, the votes represented by this proxy will be voted FOR the remaining nominees as set forth above, and (ii) if, prior to the election, any such nominee shall be unable to serve or for good cause will not serve, the Proxies may vote for such other persons as may be nominated.  If no direction is made, this proxy will be voted FOR Proposals 2 and 3.  This proxy will be voted in the discretion of the Proxies upon the approval of minutes of prior meetings of the stockholders if such approval does not amount to ratification of the action taken at that meeting and such other business as may properly come before the meeting or any adjournment thereof.  The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournments thereof.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement related to the June 15, 2005 annual meeting of the stockholders of Motient Corporation.  This proxy may be revoked at any time before it is voted by returning a later-dated, signed proxy card, delivering a written notice of revocation at any time before it is voted by returning a later-dated, signed proxy card, delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 43069, Providence, RI  02940-3069 or voting in person at the meeting.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

1.	Election of Directors

	Nominees:	(1) Steven G. Singer, (2) Gerald S. Kittner, (3) Barry A. Williamson, (4) Jonelle St. John,
(5) James D. Dondero, (6) Raymond L. Steele (7) C. Gerald Goldsmith

	For All Nominees ☐	Withheld From All Nominees ☐

For nominees, except vote withheld from the following nominee(s):

2.	Proposal to ratify appointment of Friedman LLP as independent auditors for the fiscal year ending December 31, 2005.
		For ☐	Against ☐	Abstain ☐

3.	Proposal to amend the Motient certificate of incorporation to increase number of authorized shares from 100,000,000 to
	200,000,000	For ☐	Against ☐	Abstain ☐

☐	Change of address/comments below

INSTRUCTIONS:

1.     Please sign exactly as name is printed hereon.

2.     If shares are held jointly, each holder should sign.

3.     If signing as executor or trustee or in similar fiduciary capacity, please give full title as such.

4.     If a corporation, please sign full corporate name by President or other authorized officer.

5.     If a partnership, please sign partner’s name by authorized person.

SIGNATURE(S)	DATE

(Change of address/comments)

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.